Notice of Annual Meeting of Shareholders
May 26th, 2002
1:00 PM, Pacific Daylight Time


Turner Oregon
May 3, 2002

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders (the "Annual Meeting") of Willamette Valley Vineyards, Inc. (the "Company"), which will be held on Sunday, May 26, 2002 at 1:00 PM, Pacific Daylight Time at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392. We look forward to seeing as many of our shareholders as possible and hope that you will attend the meeting. Enclosed, for your review, are the Company's Proxy Statement (including the Proxy Ballot with Wine Order Form), and the Annual Report.

The Annual Meeting is being held for the following purposes:

1. 	To elect a Board of directors to hold office until the next Annual
Meeting of Shareholders or until their respective successors have been elected or appointed;

2. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are fully discussed in the Proxy Statement.

Only shareholders of record at the close of business on April 24th, 2002, the record date established by the Board of Directors, will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote will be available for inspection at the Company's offices for a period commencing two days after the date of this Notice and lasting until the Annual Meeting.

Shareholders are requested to complete, date, sign, and return the enclosed Proxy Ballot as promptly as possible. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you decide to attend the Annual Meeting and vote in person, you will have the opportunity.

The Board of Directors

By: James L. Ellis
Board Secretary


TABLE OF CONTENTS


Notice of Annual Meeting

Proxy Statement

Annual Report to Shareholders

Financial Highlights

Charts and Graphs

Audited Financials


PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 26, 2002


INTRODUCTION

General
This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation ("the Company"), as part of the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 26th, 2002, at 1:00 PM at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392 and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to (i) elect six members of the Board of Directors, (ii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2001, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot (Appendix A), is first being mailed to the Company's shareholders on or about May 3rd, 2002.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on April 24, 2002 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 3,162 beneficial holders of the 4,464,981 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed Proxy Ballot is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2002. The Board of Directors does not know of any matters other than those described above that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
At the Annual Meeting, six directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors. Directors are elected by a plurality of votes; therefore, the six persons receiving the most votes, even if less than a majority of the votes cast, will be elected directors. Abstentions or failure to vote will have no effect on the election of directors, assuming the existence of a quorum.

Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a director, and each such person's age at March 31, 2002 and position with the Company.

Name                    Position(s) with the Company             Age
James W. Bernau ***	Chairperson of the Board,
                        President and Director                    48

James L. Ellis * ***    Secretary and Director                    57

Terry W. Emmert	        Director                                  57

Betty M. O'Brien*       Director                                  58

Delna L. Jones**  ****  Director                                  61

Stan G. Turel * ** *** ****Director                               54
_____________________________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Member of the Executive Committee
****Member of the Affiliated Transaction Committee

All directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

Set forth below is additional information as to each director and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983, and he co-founded the Company in 1988 with Salem grape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management-consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel-consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Terry W. Emmert.   Mr. Emmert has served as a Director since October 2001.
Mr. Emmert is the President and Founder of the Emmert Industrial Corporation, Clackamas, Oregon, a position he has held since 1968. Emmert Industrial Corporation is know for innovative solutions to monumental problems. Mr. Emmert has received many letters of commendation and awards in his industry. These include the Rigging Job of the Year from the Specialized Carriers & Rigging Association Mr. Emmert currently serves on the Board of Directors for the Christie School, Warehouse Project, Oregon Business Committee for the Arts and the Multnomah County Sheriff's Advisory Board, as well as chairing the Police Activity League fundraiser for 2002.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien is employed as the Executive Director of the Oregon Wine Advisory Board. Ms. O'Brien was formerly employed by Willamette University as its Director of News and Publications from 1988 to 2000. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer and as a director. Ms. O'Brien also serves on several community boards.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Ms. Jones is semi-retired. Ms. Jones was elected in 1998 and served as a County Commissioner for Washington County, Oregon from 1998 to 2000. Ms. Jones has served as project director for the CAPITAL Center, an education and business consortium from 1990 to 1998. From 1985 to 1990, Ms. Jones served as Director of Economic Development with US West Communications. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader; she also chaired the Revenue and School Finance committee, and served on the Legislative Rules and Reorganization committee and the Business and Consumer Affairs committee. In addition, Ms. Jones presently serves on many community and business boards and advisory panels.

Stan G. Turel.  Mr. Turel has served as a Director since November of 1994.
Mr. Turel currently manages a multimillion-dollar real estate portfolio. Prior to his current activities, Mr. Turel was part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.) a position he assumed in 1974. Columbia Turel, Inc. has fifteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. In 2001, Columbia Turel, Inc. sold its offices to Fiducial, one of Europe's largest accounting firms. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. In addition, Mr. Turel serves his community on a number of advisory boards and panels.

The Board of Directors meet four times in 2001; all Directors attended at least 75% of such meetings.

Board of Directors Committees. The Board of Directors acts as a nominating committee for selecting nominees for election as directors.

The Board of Directors also has appointed a Compensation Committee that reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 2001, the Compensation Committee held two meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, Stan Turel, and James Ellis.

In 1994, the Board of Directors created an Affiliated Transactions Committee that reviews transactions that may involve a conflict of interest between the Company and its current and/or former affiliates. Current members of the Affiliated Transaction Committee are Delna Jones and Stan Turel. The committee held no meetings in 2001.

In 1997 the Board appointed an Executive Committee, whose members are James Bernau, James Ellis, and Stan Turel. The Executive Committee held no meetings in 2001.

Report of the Audit Committee. The Board of Directors has appointed a standing Audit Committee, which met once in the calendar year ended December 31, 2001. The members of the Audit Committee are Delna L. Jones and Stan G. Turel. The Company believes that each of the members is "independent" as defined in applicable SEC and NASDAQ rules.

In accordance with applicable SEC and NASDAQ rules, the Audit Committee reports that it has (i) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management, (ii) discussed with the Company's independent auditors the matters required to be discussed by applicable accounting and auditing standards, (iii) received the written disclosures and the letter from the Company's independent auditors required by applicable accounting standards and discussed with such auditors their independence and (iv) based on such review and discussions, recommended to the Board o Directors that the financial statements be included in the Annual Report and Form 10-KSB for the fiscal year ended December 31, 2001, which was filed previously with the SEC.

Delna L. Jones					Stan G. Turel


MANAGEMENT / EXECUTIVE OFFICERS
Name                Position                              Age
James W. Bernau     President, Director and Chairperson
                    of the Board of Directors             48

Information concerning the principle occupation of Mr. Bernau is set forth under "Election of Directors".

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James W. Bernau (the "named executive officer") for the years ending December 31, 1999, 2000, 2001.

            Annual Compensation
Name and Principal Position      Year       Salary ($)        Bonus
James W. Bernau                  1999       91,512             -0-
President and Chairperson of     2000       93,000             -0-
the Board of Directors           2001       95,357             -0-

Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February 1997 and again amended in January of 1998. Under the amended agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family currently live in a Company-owned house on the Company's property free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the winery and vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause, which is defined as non-performance of his duties or conviction of a crime.

Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily directly issue shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported by NASDAQ at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised vested options terminate.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 2001.

    Options exercised in the last fiscal year
Name                     Number           Value
                        of shares       realized (1)
James W. Bernau            -0-             -0-

    Number of Securities Underlying Unexercised Options at FY-End
                       Exercisable    Unexercisable
James W. Bernau	      75,000 (1.65)        -0-
                       1,500 (1.81)        -0-
                       4,000 (1.5625)      -0-


    Value of Unexercised In-the-Money Options at FY-End (2)
                       Exercisable    Unexercisable
James W. Bernau          $7,500            -0-
			   $750
_______________________________
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 2001 ($1.75 per share based on the NASDAQ closing price for the Company's Common Stock on the NASDAQ Small Cap Market on that date), and the exercise price of the option, multiplied by the applicable number of options.

Director Compensation
The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock may granted to each Director for service on the Board during the year. The number of options that may be granted on an annual basis was increased to 4,000 per year when the 50-share grant per Director's meeting was discontinued for the year 2000 and beyond.

Section 16 (a) Beneficial Ownership Reporting Compliance
None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2001, 2000 and 1999, the Company purchased grapes from Elton Vineyards for $108,672, $74,585 and $62,068 respectively. Betty M. O'Brien, a Director of the Company, is a principal owner of Elton Vineyards.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At December 31, 2001, the outstanding balance of the loan was $61,048 including accrued interest.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, and principal shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 2001, by (i) each person who beneficially owns more than 5% of the Company's Common Stock (ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group.

                           Percent of                    Number of
                     Shares Beneficially Owned     Shares Outstanding Stock

James W. Bernau     President/CEO, Chair of the Board
2545 Cloverdale Road  S.E. 1,038,350.5 (1)                 23.3%
Turner, OR  97392

James L. Ellis      Secretary, Director
7850 S.E. King Road           52,743 (2)                    1.2%
Milwaukie, OR  97222

Terry W. Emmert
11811 SE Highway 212
Clackamas, OR 97015          200,000                        4.5%

Delna L. Jones      Director
44307 Mesquite Drive           8,700  (3)                    **
Indian Wells, CA 92210

Betty M. O'Brien    Director
22500 Ingram Lane NW          13,950  (4)                    **
Salem, OR  97304

Stan G. Turel       Director
604 SE 121 Street
Vancouver, WA 98683          131,885  (5)                   3.0%

All Directors, executive   1,445,629                       32.4%
officers and persons owning
5% or more as a group (6 persons)
_________________________________
**         Less than one percent.
(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 80,500 shares issuable upon exercise of options.
(2) Includes 47,643 shares issuable upon the exercise of options.
(3) Includes 6,100 shares issuable upon the exercise of options.
(4) Includes 8,500 shares issuable upon the exercise of options.
(5) Includes 8,500 shares issuable upon the exercise of options.


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)
The Board of Directors has appointed PricewaterhouseCoopers LLP to act as independent auditors for the Company for the year ending December 31, 2002, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers, LLP was the Company's independent auditor for the fiscal year that ended December 31, 2001.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2002. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal. Assuming the existence of a quorum, the appointment of PriceWaterhouseCoopers LLP will be ratified if approved by the holders of a majority of the shares present in person or by proxy.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2003 annual meeting of shareholders must be received by the Company not later than January 3, 2003, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal, which does not meet the requirements of the SEC in effect at the time.

 OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2002 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities.

ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392; or they may access a copy through links provided on the Company's web site: www.wvv.com.


By Order of the Board of Directors

James W. Bernau
Chairperson of the Board
Turner, Oregon
May 3rd, 2002


Annual Report to Shareholders
DESCRIPTION OF BUSINESS

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $7 to $14, $14 to $20 and over $20 per bottle, respectively). Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

The Company owns 146 acres of vineyard land. Fifty acres of planted vineyards-42 acres producing and 8 acres in development, which includes a grafting of 8 acres to Pinot noir in 1999 at the Turner site. In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 more plantable acres and an additional 20,000 cases of winemaking capacity. The purchase price paid by the Company to the Tualatin Valley shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards' current assets minus their current and long-term liabilities as reflected in their balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's common stock at an agreed price per share. The final purchase price was $1,988,601.

In December 1999, the Company sold one parcel of three parcels offered for sale at its Tualatin Estate Vineyard. The Company entered into an agreement with the new owners to lease back the land for farming the grapes for use in the Company's Estate bottling program. The final purchase price paid was $1,500,000 for the 80-acre parcel. The lease is for twenty years with three 5-year renewals at the Company's option. The Company continues to offer the two remaining properties and equipment on the same type of sale/leaseback arrangement. One parcel contains 75 acres priced at $808,700 and the last parcel, which contains the Tualatin Estate winery plus 115 acres, is priced at $1,825,000.

The Company also leases O'Connor Vineyards on a ten-year contract adding an additional 54 producing acres. All of these highly regarded vineyards are within the Willamette Valley Appellation.

Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot noir, the brand's flagship and its largest selling varietal in 2001, from $15 to $60 per bottle; Chardonnay, from $14 to $25 per bottle; Pinot gris, $14 per bottle; Riesling, and Oregon Blossom (blush blend), $9 per bottle. This brand's mission is to become the premier producer of Pinot noir from the Pacific Northwest.

The Company currently produces and sells small quantities of Oregon's Nog (a seasonal holiday product), $10 per bottle, under a "Made in Oregon Cellars" label.

Under its Tualatin Estate Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot noir, the brand's flagship, $28 per bottle; Chardonnay, $14 per bottle; Semi-Sparkling Muscat, $15 per bottle; Late Harvest Gewurztraminer, $20 per bottle; and Pinot blanc, $14 per bottle. This brand's mission is to be among the highest quality estate producers of Burgundy and Alsatian varietals in Oregon.

In November 1998, the Company released a new label under the Griffin Creek brand name, which the company owns. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region. Currently, the Company has several varieties under this label: Merlot, the brand's flagship, $35 per bottle; Syrah, $35 per bottle; Cabernet Sauvignon, $40 per bottle; Pinot gris, $18 per bottle; Chardonnay, $30 per bottle; Viognier, $30 per bottle; and Pinot noir, $27 per bottle. This brand's mission is to be the highest quality producer of Bordeaux and Rhone varietals in Oregon.

Market Overview
Wine Consumption Trends: Wine consumption in the United States declined from 1987 to 1994 due to increased consumer health concerns and a growing awareness of alcohol abuse. That decline was led by sharp reductions in the low-cost non-varietal ("jug") wine and wine cooler segments of the market, which, prior to 1987, were two of the fastest growing market segments. Beginning in 1994, per capita wine consumption began to rise. The Company estimates that premium; super premium and ultra premium wine consumption will experience a moderate increase over the next few years. Consumers have restricted their drinking of alcoholic beverages and view premium, super premium and ultra premium wines as a beverage of moderation. The Company believes this change in consumer preference from low quality, inexpensive wines to premium, super premium and ultra premium wines reflects, in part, a growing emphasis on health and nutrition as a principal element of the contemporary lifestyle as well as an increased awareness of the risks associated with alcohol abuse.

The Oregon Wine Industry
Oregon is a relatively new wine-producing region in comparison to California and France. In 1966, there were only two commercial wineries licensed in Oregon. By contrast, in 2001, there were 164 commercial wineries licensed in Oregon and over 11,100 acres of wine grape vineyards, 8,800 acres of which are currently producing. Total production of Oregon wines in 2001 is estimated by the Company to be approximately 1,396,828 cases. Oregon's entire 2001 production would have an estimated retail value of approximately $209.5 million, assuming a retail price of $150 per case, and a FOB value of approximately one-half of the retail value, or $104.8 million.

Because of climate, soil and other growing conditions, the Willamette Valley in western Oregon is ideally suited to growing superior quality Pinot noir, Chardonnay, Pinot gris and Riesling wine grapes. Some of Oregon's Pinot noir, Pinot gris and Chardonnay wines have developed outstanding reputations, winning numerous national and international awards.

Oregon wine producers enjoy certain cost advantages over their California and French competitors due to lower costs for grapes, vineyard land and winery sites. For example, the average cost of unplanted vineyard land in Napa County, California is approximately $40,000 per acre as compared to approximately $6,000 per acre in Oregon. In the Burgundy region of France, virtually no new vineyard land is available for planting.

Oregon does have certain disadvantages, however. As a new wine-producing region, Oregon's wines are relatively little known to consumers worldwide and the total wine production of Oregon wineries is small relative to California and French competitors. Greater worldwide label recognition and larger production levels give Oregon's competitors certain financial, marketing, distribution and unit cost advantages.

Furthermore, Oregon's Willamette Valley has an unpredictable rainfall pattern in early autumn. If significantly above-average rains occur just prior to the autumn grape harvest, the quality of harvested grapes is often materially diminished thereby affecting that year's wine quality.

Finally, phylloxera, an aphid-like insect that feeds on the roots of grapevines, has been found in several commercial vineyards in Oregon. Contrary to the California experience, most Oregon phylloxera infestations have expanded very slowly and done only minimal damage. Nevertheless, phylloxera does constitute a significant risk to Oregon vineyards. Prior to the discovery of phylloxera in Oregon, all vine plantings in the Company's Vineyard were with non-resistant rootstock. As of December 31, 2001, the Company has not detected any phylloxera at its Turner site. Beginning with the Company's plantings in May 1992, only phylloxera-resistant rootstock was planted until 1997, when the previous management planted non-resistant rootstock on approximately 10 acres at the Tualatin Vineyard. In 1997, the Company purchased Tualatin Vineyards, which has phylloxera at its site. Since the third quarter of 1997, all plantings have been and all future planting will be on phylloxera resistant rootstock. The Company takes all necessary precautions to prevent the spread of phylloxera to its Turner site. Also phylloxera is active at the O'Connor Vineyard for which the Company has a 10-year lease. Any planting, training, and care of new plants at the O'Connor vineyard will not be at the expense of the Company, because under the terms of the lease, it would be the responsibility of the landowner.

Several significant developments in the Oregon wine industry have taken place over the past ten years. Robert J. Drouhin, a well-known producer of French wines, purchased vineyard land near Dundee, Oregon on which he has planted a vineyard and constructed a winery. The former owners of Napa Valley's Girard and Stag's Leap Wineries have formed a partnership and purchased vineyard land in the Willamette Valley where they have planted a vineyard and begun harvesting Pinot noir grapes. Brian Croser (a noted Australian winemaker), in partnership with Cal Knudsen (an original investor in Erath Vineyards) and the French Champagne firm, Taittinger, established the Dundee Wine Company. Their wines, under the Argyle label, have received recognition for sparkling wines, Dry Riesling, Chardonnay and Pinot noir. In 1992, a California vineyard investor planted a vineyard consisting of over 200 acres of Pinot noir grapes across Interstate 5 and within sight of the Company's Winery.

In 1994, the largest development in the Oregon wine industry, King Estate Winery, was completed. The facility, which is located 22 miles southwest of Eugene, is approximately 100,000 square feet in size surrounded by a 180-acre vineyard. King Estate is focused on serving the national market. The Company views King Estate as a welcome addition to the Oregon wine industry and believes they could have the same positive effect on wine exports as St. Michelle Winery has had on the Washington wine industry. The most recent high-profile move in Oregon was the Benziger family's purchase of 65 acres, including 32 producing acres of vineyard, near Scholls. The Benziger family created the Glen Ellen wine brand in California, before selling it to Grand Metropolitan. Well-known California winemaker Tony Soter is making Oregon Pinot noir under the Etude label. The Company believes that further investments by other experienced wine producers will continue, ultimately benefiting the Company and the Oregon wine industry as a whole by bringing increased national and international recognition to the quality of Oregon wines.

As a result of these factors, subject to the risks and uncertainties identified above, the Company believes that long-term prospects for growth in the Oregon wine industry are excellent. The Company believes that over the next 20 years the Oregon wine industry will grow at a faster rate than the overall domestic wine industry, and that much of this growth will favor producers of premium, super premium and ultra premium wines such as the Company's.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 42 acres producing which includes 17 acres of Pinot noir and 8 acres of Riesling grape vines planted in 1985, which were grafted to Pinot noir in 1999. The Company planted 8 acres of Pinot gris vines in May 1992 and 6 acres of Chardonnay (Dijon and Espiguette clones) vines in 1993.
In 1996, the Company planted its remaining 11 acres in Chardonnay (Dijon clones) and Pinot gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

The purchase of Tualatin Vineyards, Inc. in April 1997 (including the subsequent sale-leaseback of a portion of the property in December 1999) added 83 acres of additional producing vineyards and some 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot noir, which is the Company's flagship varietal. All of the new plantings will be available to harvest in the next two to four years.

Also in 1997, the Company entered into a 10-year lease with O'Connor Vineyards (54 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards.

In 1999, the Company purchased 33 acres of vineyard land adjoining Tualatin Estate for future plantings and used the lot line adjustment to create three separate land parcels at Tualatin Estate.

The Company now controls 280 acres of vineyard land. At full production, these vineyards should enable the Company to grow approximately 50% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply. In 2001, the Company's 42 acres of producing estate vineyard yielded approximately 205 tons of grapes for the Winery's thirteenth crush. Tualatin Estate Vineyards produced 524 tons of grapes in 2001. O'Connor Vineyards produced 187 tons of which about 5% were sold to other wineries because of previous commitments. In 2001, the Company purchased an additional 836 tons of grapes from other growers. The Winery's 2001 total wine production was 200,340 gallons (84,265 cases) from its 2000 crush, and 3,065 gallons (1,289 cases) from its 2001 crush. The Company expects to produce an additional 260,477 gallons in 2002 (109,559 cases) from its 2001 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain directors or their respective affiliates of the Company. See "CERTAIN TRANSACTIONS."

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Viticultural Conditions. Oregon's Willamette Valley is recognized as a premier location for growing certain varieties of high quality wine grapes, particularly Pinot noir, Chardonnay, Riesling and Pinot gris. The Company believes that the Vineyard's growing conditions, including its soil, elevation, slope, rainfall, evening marine breezes and solar orientation are among the most ideal conditions in the United States for growing certain varieties of high-quality wine grapes. The Vineyard's grape growing conditions compare favorably to those found in some of the famous viticultural regions of France. Western Oregon's latitude (42-46 North) and relationship to the eastern edge of a major ocean is very similar to certain centuries-old wine grape growing regions of France. These conditions are unduplicated anywhere else in the world except the great wine grape regions of Northern Europe. The Company's property is located at the same latitude as the famous Haut Brion vineyards in Bordeaux, France.

The Vineyard's soil type is Jory/Nekia, a dark reddish-brown silky clay loam over basalt bedrock noted for being well drained, acidic, of adequate depth, retentive of appropriate levels of moisture and particularly suited to growing high quality wine grapes.

The Vineyard's elevation ranges from 533 feet to 700 feet above sea level with slopes from 2 percent to 30 percent (predominately 12-20 percent). The Vineyard's slope is oriented to the south, southwest and west. Average annual precipitation at the Vineyard is 41.3 inches; average annual air temperature is 52 to 54 degrees Fahrenheit, and the length of each year's frost-free season averages from 190 to 210 days. These conditions compare favorably with conditions found throughout the Willamette Valley viticultural region and other domestic and foreign viticultural regions, which produce high quality wine grapes.

In the Willamette Valley, permanent vineyard irrigation is not required. The average annual rainfall provides sufficient moisture to avoid the need to irrigate the Vineyard. However, if the need should arise, the Company's property contains one water well which can sustain sufficient volume to meet the needs of the Winery and to provide auxiliary water to the Vineyard for new plantings and unusual drought conditions.

Winery
Wine Production Facility. The Company's Winery and production facilities built at an initial cost of approximately $1,500,000, were originally capable of producing up to 75,000 cases of wine per year, depending on the type of wine produced. In 1996 the Company invested an additional $750,000 to increase its capacity from 75,000 cases to its present capacity of 104,000 cases (250,000 gallons). It added one large press, six stainless steel fermenters, and handling equipment to increase its capacity to the new level. It also expanded the size of its crush pad to meet the needs of the additional tons of grapes crushed. In 2001, the Winery produced 200,340 gallons (84,265 cases) of wine from its 2000 crush, and 3,065 gallons (1,289 cases) from its 2001 crush. The Winery is 12,784 square feet in size and contains areas for the processing, fermenting, aging and bottling of wine, as well as an underground wine cellar, a tasting room, a retail sales room and administrative offices. A 12,500 square foot outside production area was added for the crushing, pressing and fermentation of wine grapes. In 1993, a 4,000 square foot insulated storage facility with a capacity of 30,000 cases of wine was constructed at a cost of approximately $70,000. This facility was converted to barrel storage in 1998 in order to accommodate an additional 750 barrels for aging wines. This change increases the Company's barrel aging capacity at the Turner site. The production area is equipped with a settling tank and sprinkler system for disposing of wastewater from the production process in compliance with environmental regulations. The settling tank and sprinkler system were installed at a total cost of approximately $20,000.

In 1997, the Company constructed a 20,000 square foot storage building to store all if its bottled product at an approximate cost of $750,000. Previously, the Company rented a storage facility with an annual rental cost to the Company of $96,000.

With the purchase of Tualatin Vineyards, Inc., the Company added 20,000 square feet of additional production capacity. Although the Tualatin facility was constructed over twenty years ago, it adds 20,000 cases of wine production capacity to the Company, which the Company felt at the time of purchase, was needed. To date, production and sales volumes have not expanded enough to necessitate the utilization of the Tualatin facilities. The Company decided to move current production to its Turner site to meet short-term production requirements. The capacity at Tualatin is available to the Company to meet any future production expansion needs.

Construction of Hospitality Facility. In May 1995, the Company completed construction of a large tasting and hospitality facility of 19,470 square feet (the "Hospitality Center"). The first floor of the Hospitality Center includes retail sales space and a "great room" designed to accommodate approximately 400 persons for gatherings, meetings, weddings and large wine tastings. An observation tower and decking around the Hospitality Center enables visitors to enjoy the view of the Willamette Valley and the Company's Vineyard. The Hospitality Center is joined with the present Winery by an underground cellar tunnel. The facility includes a basement cellar of 10,150 square feet (including the 2,460 square foot underground cellar tunnel) to expand storage of the Company's wine in a proper environment. The cellar provides the Winery with ample space for storing up to 1,600 barrels of wine for aging.

Just outside the Hospitality Center, the Company has planned a landscaped park setting consisting of one acre of terraced lawn for outdoor events and five wooded acres for picnics and social gatherings. The area between the Winery and the Hospitality Center forms a 20,000 square foot quadrangle. As designed, a removable fabric top making it an all-weather outdoor facility to promote the sale of the Company's wines through outdoor festivals and social events can cover the quadrangle.

The Company believes the addition of the Hospitality Center and the park and quadrangle has made the Winery an attractive recreational and social destination for tourists and local residents, thereby enhancing the Company's ability to sell its wines.

Mortgages on Properties. The Company's winery facilities are subject to two mortgages with a principal balance of $3,228,749 at December 31, 2001 and $3,422,675 at December 31, 2000. The mortgages are payable in annual aggregate installments including interest of approximately $350,000 through 2012. After 2012, the Company's annual aggregate mortgage payment including interest will be approximately $75,000 until the year 2014. The mortgage on the Turner site had a principal balance of $2,510,342 on December 31, 2001. The mortgage on the Tualatin Valley property, issued in April 1997 to fund the acquisition of the property and development of its vineyard, had a principal balance of $718,408 on December 31, 2001, after the Company made an additional payment of approximately $471,000 in December 1999. The additional payment was made as a result of the Company selling a parcel of the Tualatin Valley property under a sale-leaseback agreement.

Wine Production. The Company operates on the principle that winemaking is a natural but highly technical process requiring the attention and dedication of the winemaking staff. The Company's Winery is equipped with the latest technical innovations and uses modern laboratory equipment and computers to monitor the progress of each wine through all stages of the winemaking process.

Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

Tons of
Grapes      Production                            Cases
Crush Year   Crushed        Year                 Produced
1989           203
1990           206          1990                  13,200
1991           340          1991                  13,400
1992           565          1992                  22,100
1993           633          1993                  38,237
1994           590          1994                  41,145
1995           885          1995                  40,411
1996          1290          1996                  53,693
1997          1426          1997                  91,793
1998          1109          1998                  77,064
1999          1383          1999                  81,068
2000          1223          2000                  98,936
2001          1859          2001                  85,554

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell 270 tons of grapes before crush; this tonnage converts to 44,000 gallons of bulk wine that the Company sold in 1998.

Company Strategy
The Company, as one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1) grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; and (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally; and (4) effectively distribute and sell its products nationally. The Company's goal is to continue as one of Oregon's largest wineries, and establish a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines; (iii) build brand recognition by emphasizing restaurant sales; and (iv) development of the strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing and selling strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products. The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "WVVI." As of December 31, 2001, there were 3,139 stockholders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low bids for the Company's Common Stock as reported on the NASDAQ Small Cap Market. The Company's Common Stock began trading publicly on September 13, 1994.

Quarter Ended
        3/31/01  6/30/01  9/30/01  12/31/01
High     $1.75    $2.40    $2.30     $2.30
Low      $1.44    $1.19    $1.80     $1.61

Quarter Ended
        3/31/00  6/30/00  9/30/00  12/31/00
High     $2.25    $2.00    $2.28     $2.06
Low      $1.50    $1.50    $1.50     $1.47

The Company has not paid any dividends on the Common Stock, and it is not anticipated that the Company will pay any dividends in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statement
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this Form 10KSB contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, for example, statements regarding general market trends, predictions regarding growth and other future trends in the Oregon wine industry, expected availability of adequate grape supplies, expected positive impact of the Company's Hospitality Center on direct sales effort, expected positive impacts on future operating results from restructuring efforts, expected increases in future sales, expected improvements in gross margin. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, and other risks detailed below as well as those discussed elsewhere in this Form 10KSB and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.

SIGNIFICANT ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses Willamette Valley Vineyards' consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. As such, management is required to make certain estimates, judgments and assumptions that are believed to be reasonable based upon the information available. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, bad debts, inventories, investments, income taxes, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company's principle sources of revenue are derived from product sales and distribution of wine. Revenue is recognized from product sales at the time of shipment and passage of title. Our payment arrangements with customers provide primarily 30 day terms and, to a limited extent, 60, 90 or 120 day terms. Shipping and handling costs are included in general and administrative expenses.

The Company values inventories at the lower of actual cost to produce the inventory or market value. We regularly review inventory quantities on hand and adjust our production requirements for the next twelve months based on estimated forecasts of product demand. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand.
In the future, if our inventory cost is determined to be greater than the net realizable value of the inventory upon sale, we would be required to recognize such costs in our cost of goods sold at the time of such determination. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of our inventory and our reported operating results.

We capitalize internal vineyard development costs subsequent to the developing vineyard land becoming fully productive. These costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. Amortization of such costs is done on a straight-line basis for the estimated economic useful life of the vineyard, which is estimated to be 30 years. The Company regularly evaluates the recoverability of capitalized costs.

In connection with its ongoing transition to a national network of affiliated distributors, the Company has entered into an agreement with fourteen affiliated distributors under which the Company's products are distributed in certain states. As part of that agreement, the distributors paid the company $1,500,000 for a base amount of bottled wine to be retained by the Company,
which was not recorded as a sale.   The Company recorded a Distributor
Obligation liability to recognize the future obligation of the Company to deliver the wine to the distributors. The Company will hold the base amount of $1,500,000 of wine until 2006, when the balance will be depleted on a straight-line basis until 2010. Also as part of that agreement, the Company has agreed to pay the distributors incentive compensation if certain sales goals are met over the next five years. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributors meet certain sales goals, the distributors will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.

OVERVIEW

RESULTS OF OPERATIONS

The Management is continuing the transition to higher quality, higher gross margin wines. A careful selection and recruitment of top Oregon winegrowers has lead to quality improvements in purchased grapes and in the offering of single vineyard designated bottlings. The recent plantings of new Pinot noir clones at Tualatin Estate, Willamette Valley Vineyards, and O'Connor Vineyards are nearing maturity. Improvements in production staffing and barrels and eliminating high volume, lower priced product lines have sharpened winemaking focus on the Company's flagship wines. A higher level of professionalism in the sales staff has improved the Company's ability to present and sell high quality, high margin wines.

The Company consolidated much of its national wine markets under the Charmer Sunbelt Distribution system at the beginning of 2001. These distributors constitute one of the largest distribution organizations in the country covering over 50% of the nation's wine market. The Company terminated distribution agreements with its former distributors in the states of Arizona, Colorado, Florida, New York, Pennsylvania, South Carolina and Washington D.C. beginning January 1, 2001 and began using the Charmer Sunbelt distribution companies in those markets. The Company opened new markets in Maryland and changed distributors in Massachusetts, Nevada and New Jersey. The Company hired a National Sales Manager to facilitate these distribution changes and to launch the Company's brands in the Charmer Sunbelt system and other new distributors.

The Company experienced an increase in direct sales expenses from $269,427 in 2000 to $480,001 in 2001, an increase of 82%. These costs relate to the new position of National Sales Manager and related travel and entertainment expenses. The Company experienced significant delays in setting up distribution and launching sales and marketing efforts in some markets due to the scale and complexity of the distribution transfers as well as state licensing requirements.

Depletions (wine sales) from distributor to the retail trade began exceeding the Company's former depletions by September of 2001. As a result of temporary loss of depletions and slower than expected sales during this period, the Company has high inventory levels both at the winery and in the Charmer Sunbelt houses. Management has substantially reduced its fixed sales costs and begun engaging local professional wine brokers, paid on performance, to assist distributors with account placements and local sales programs.

In fiscal year 2001, the Retail, and Out-of-state sales Departments showed increases in net profit contribution, after direct departmental expenses, of 2%, and 6%, respectively, from the previous year. These increases resulted from increased sales revenues. The Self-Distribution Department showed an increase in sales by its independent sales force of 15% but a decline of 54% from direct shipments by the Company to a large chain retailer. This sales decline was due to a harvest shortage of Riesling faced by the Company caused by an unusual frost during the spring of 2000. Profits were depressed by higher selling, general and administrative expenses, particularly sales salaries and professional accounting fees.

Wine Quality
The Company's wine ratings are among the highest given to Oregon produced wines. In its November 2001 issue, "The Wine Enthusiast" magazine rated the 1998 Willamette Valley Vineyard Freedom Hill Vineyard Pinot noir with a score of "91". The Company's standard bearer, the 1999 vintage Pinot noir, sold in many fine dining establishments and bottle shops across the nation, received a score of "89" from Wine & Spirits magazine and a "87 - Best in Market" rating from the Wine Spectator, in the February 2002 issues.

The 2001 annual review of Oregon Pinot noirs by Clive Coates, Master of Wine and publisher of The Vine rated the Willamette Valley Vineyards Estate and Tualatin Estate bottlings tied for second place among all 1999 Oregon Pinot noirs. The prior year, Coates selected the '98 Willamette Valley Vineyards Hoodview the leading Pinot noir of the 1998 vintage. Both the Wine Spectator and Wine Enthusiast gave this wine a score of "90".

Sales
Finished wine revenues increased 3% in 2001 from the previous year. Unit sales decreased 9% from the previous year. Case sales from the Winery decreased from 88,045 in 2000 to 80,229 in 2001. The decrease in case depletions is due to Management's success in reducing low demand white wine inventories in 2000 and early 2001 resulting from long-term grape contracts in prior years, and the sale of higher margin products. The Company's distributors experienced a collective increase of 3% in case sales of Company products to their retail customers in 2001. Sales expenses increased $219,670 (82%) due to the hiring of a National Sales Manager in January 2001, and increased expenses related to setting up new distribution and launching sales and marketing efforts. Management expects to reduce costs incurred in the year 2002 by restructuring the sales organization, and focusing on in-market sales efforts, with the prospect of achieving higher average margins on sales over time. In the past, long-term grape contracts caused the Company to incur high costs for lower demand white wines. These contracts expired at the end of 2000. As these wines were sold in bulk or as finished case goods, they reduced average gross margins.

Wine Inventory
The Company has a substantial inventory of '99, '00 and '01 vintage super premium, and ultra premium wines like Vintage Pinot noir, Single Vineyard Designated Pinot noirs, and Griffin Creek Bordeaux and Rhone varietals. Total finished wine inventory increased to 99,146 cases in 2001 from 93,821 the previous year due to the decrease in case sales from the winery, and the building of inventory items not released until later years. We expect to see this trend of increasing inventories continue through at least 2002. There are many factors that will affect the Company's successful marketing of these wines, including whether the wines maintain their quality through the time they are sold and consumed, whether consumers will continue to enjoy these varieties and to be willing to pay higher prices for these wines, whether increased supply of these types of wines from the Company and other sources will put downward pressure on prices, as well as other factors, many of which management cannot control. In addition, factors that affect the Company's ability to operate profitably and implement the sales and marketing strategy may affect the successful marketing of these wines. Management believes if these factors are successfully addressed, the Company can profitably market these wines.

Seasonal and Quarterly Results. The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 2002. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues, excluding excise taxes, from Winery operations for each of the last eight fiscal quarters:

              Fiscal 2001 Quarter Ended       Fiscal 2000 Quarter Ended
                   (in thousands)                  (in thousands)
              3/31   6/30   9/30   12/31      3/31   6/30  9/30   12/31
Tasting room and
retail sales  $224   $314   $406    $465      $146   $255  $253    $284
On-site and off-site
 festivals      50     49     51      56       133     77    91     149
In-state sales 620    597    646     804       418    715   755   1,011
Bulk/Grape
 sales         210     13    122       8         6      0   113     144
Out-of-state
 sales         628    586    742     640       572    636   483     714
Total winery
 revenues    1,732  1,559  1,967   1,973     1,275  1,683 1,695   2,302

Period-to-Period Comparisons

Revenue. The following table sets forth, for the periods indicated, select revenue data from Company operations:

                                          Year Ended December 31
                                              (in thousands)
                                          2001     2000     1999
Tasting room and retail sales           $1,409    $ 938    $ 973
On-site and off-site festivals             206      450      503
In-state sales                           2,667    2,899    2,412
Bulk /Grape Sales                          353      263       69
Out-of-state sales                       2,596    2,405    2,169
Revenues from winery operations         $7,231   $6,955   $6,126
Less Excise Taxes                          200      238      212
Net Revenue                             $7,031   $6,717   $5,914

2001 Compared to 2000
Tasting room sales for the year ended December 31, 2001 increased 50% to $1,408,955 from $938,303 for the same period in 2000. In 2000, telephone and mail order sales were part of the on-site and off-site festivals category, in 2001 they are accounted for in the tasting room and retail sales category. By adjusting for this difference, the tasting room sales for 2001 increased 13% for the same period in 2000. The Company experienced a decrease in revenue during 2001 in on-site and off-site festivals revenue of $206,187 over $449,558 in the same period in 2000. By adjusting for the difference in the handling of telephone and mail order sales, the on-site and off-site festivals revenue for 2001 decreased 38% from $330,142 for the same period in 2000.
This decrease is due primarily to the continuing focus away from on-site and off-site events, and towards telephone, mail order and retail sales.
Telephone and mail order sales for the year ended December 31, 2001 increased 196% to $353,210 from $119,416 for the same period in 2000. By offering higher quality wines in the tasting room and discontinuing events with low net returns, the net contribution, after direct departmental expenses, from the Retail Department increased by $8,390 in 2001, an improvement of over 2%. The focus on telephone, mail order and retail sales will continue with the goal of expanding the customer base and continuing the trend of increasing profit contribution by the retail department.

Wholesale sales in the state of Oregon for the year ended December 31, 2001, through the Company's independent sales force and direct delivery to Winery house accounts, decreased 8% to $2,666,883 from $2,898,870 for the same period in 2000. Large chain retailers dominate Oregon's retail wine environment.
For example, one large retailer remains the largest in-state customer of the Company. The sales to this retailer were $452,652 in 2001, down from $979,755 in 2000. This sales decline was due to a harvest shortage of Riesling faced by the Company due to an unusual frost during the spring of 2000. With a very successful 2001 harvest, the Company is refocusing sales efforts on this customer in an attempt to regain the higher sales volumes of the prior year. The net contribution, after direct expenses, from the In-state Self Distribution Department decreased by $15,575, a decrease of 2%.

Out-of-state sales for the year ended December 31, 2001, increased 8% to $2,595,426 from $2,404,863 for the same period in 2000. The Pinot noir variety led sales in 2001. Higher sales and gross margin produced an increase in the net contribution of $43,528 from the FOB Department, an increase of 6% from the prior year.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the Company's then current sales forecasts. The Company subsequently reduced its sales forecasts but had already committed to acquiring the grapes. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998, $22,000 in 1999, and
$18,526 in 2000. It sold $13,628 of grapes under contract in 2001. These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine. In 2001, the Company's bulk wine sales totaled $332,165, and bulk wine costs totaled $295,101. The Company was also forced to write off $19,305 in 2001 due to a bankruptcy filing by a California bulk wine customer to whom extended terms were granted.
 The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 1,500 cases of Chardonnay annually, because the Company began removing 6.9 acres of Chardonnay from the Tualatin Estate Vineyard. This imbalance is expected to continue until the end of the O'Connor Vineyard lease agreement, or until the Company can allocate the resources to replant or graft-over the Tualatin grapes to Pinot noir. The excess inventory created by this imbalance will be sold through normal channels with increased sales allowances to speed distributor case sales. These sales allowances will cause small decreases in gross profit margins until the Company can overcome the imbalance.

The total excise taxes collected in 2001 were $200,078 as compared to $238,072 in 2000. Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 49% for fiscal year 2001 as compared to 47% for 2000. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2001. After adjusting for these sales, the gross margin would be 50% in 2001 compared to 51% in 2000. The sales price increased in 2001 for many varieties, though the average sales price did not increase proportionally due to the sale of low demand inventory at significant reductions from frontline pricing to alleviate excess inventories. The Company has seen significant increases in the cost of grapes, packaging and labor cost in the past several years. The Company has taken several steps to decrease all of these costs, and plans to see stabilization during the next several years.

Selling, general, and administrative expenses for the year ended December 31, 2001, increased approximately 7.3% to $2,978,799 compared to $2,775,782 for the same period in 2000. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 42% in 2001 as compared to 41% in 2000. The largest part of the increase in expenses in 2001 over 2000 was increased expenses related to out-of-state sales and increases in professional accounting fees related to the annual audit.

Other income for the year ended December 31, 2001 was $58,539 as compared to $169,305 for the year ended December 31, 2000. Interest income increased to $4,811 in fiscal year 2001 from $3,894 in fiscal year 2000. Interest expense decreased to $441,629 in fiscal year 2001 from $547,216 in fiscal year 2000.

The provision for income taxes and the Company's effective tax rate were $54,015 and 48% of pre-tax income in fiscal year 2001 with $19,595 or 57% of pre-tax income recorded for fiscal year 2000.

As a result of the above factors, net income increased to $58,845 in fiscal 2001 from $15,062 for fiscal year of 2000. Earnings/(loss) per share were $.01, $.00, and $(.02), in fiscal years 2001, 2000, and 1999, respectively.

2000 Compared to 1999
Tasting room sales for the year ended December 31, 2000 decreased 3.6% to $938,303 from $973,028 for the same period in 1999. By offering higher quality wines in the tasting room and discontinuing events with low net returns, the net contribution, after direct departmental expenses, from the Retail Department increased by $70,024 in 2000. The Company experienced a decrease in revenue during 2000 in Hospitality rental income of $160,826 (included in the tasting room and retail sales category) over $227,452 in the same period in 1999.

On-site and off-site festival sales and telephone sales for the year ended December 31, 2000 decreased 11% to $449,558 from $502,960 for the same period in 1999. The Company eliminated several on and off-site festivals by analyzing each event to determine if the event was going to return a certain profit percentage. The Company eliminated all on-site and off-site events that were not profitable. Despite greater competition from new event establishments, and a reduction in retail revenues, the net contribution from the Retail Department improved by 25%.

Wholesale sales in the state of Oregon for the year ended December 31, 2000, through the Company's independent sales force, increased 20% to $2,898,870 from $2,412,266 for the same period in 1999. Oregon's retail wine environment is dominated by large chain retailers. For example, one large retailer, remains the largest in-state customer of the Company. The sales to this retailer were $979,755 in 2000, up from $639,000 in 1999. The net contribution, after direct expenses, from the In-state Self Distribution Department increased by $71,360, an increase of 13%.

Out-of-state sales for the year ended December 31, 2000, increased 11% to $2,404,863 from $2,168,897 for the same period in 1999. The Pinot noir variety led sales in 2000. Higher sales and lower related expenses produced an increase in the net contribution of $232,172 from the FOB Department, an increase of 44% from the prior year.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the revised sales forecasts in the following few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998 and $22,000 in 1999. It sold $18,526 of grapes under contract in 2000. These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine. The losses the Company suffered from bulk wine sales totaled $104,888 in 2000. The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 3,000 cases of Chardonnay, annually.

The total excise taxes collected in 2000 were $238,072 as compared to $211,824 in 1999. Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 47% for fiscal year 2000 as compared to 54% for 1999. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2000. After adjusting for these sales, the gross margin would be 55% in 2000 compared to 54% in 1999. Even though the sales price increased in 2000 for many varieties, the average sales price decreased due to the sale of low demand inventory to institutional buyers at significant reductions from frontline pricing. The Company has seen significant increases in the cost of grapes, packaging and labor cost in the past several years.

Selling, general, and administrative expenses for the year ended December 31, 2000, decreased to $2,775,782 compared to $2,901,594 for the same period in 1999. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 41% in 2000 as compared to 49% in 1999. The selling, general, and administrative expenses decreased 4.3% in 2000 against expenses recorded in 1999. The largest part of the decrease in expenses in 2000 over 1999 was improved management of sales expenses. The retirement of our Controller of 8 years lead to temporary increases in accounting costs of $90,000 as the new Controller transitioned and instituted new accounting systems.

Other income for the year ended December 31, 2000 was $169,305 as compared to $85,963 for the year ended December 31, 1999. This increase was due in part to the settlement of litigation regarding cork failures, and to rebates received from Farm Credit Services. Interest income decreased to $3,894 in fiscal year 2000 from $7,807 in fiscal year 1999. Interest expense increased to $547,216 in fiscal year 2000 from $483,723 in fiscal year 1999. The provision (benefit) for income taxes and the Company's effective tax rate were $19,595 and 57% of pre-tax income in fiscal year 2000 with $(22,880) or (20)% of pre-tax loss recorded for fiscal year 1999.

As a result of the above factors, net income/(loss) increased to $15,062 in fiscal 2000 from $(92,232) for fiscal year of 1999. Earnings/(loss) per share were $.00, $(.02), and $(.02), in fiscal years 2000, 1999, and 1998, respectively.

Liquidity and Capital Resources
Prior to April 1990, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares at a price of $1.70 per share.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two stock offerings. The Company commenced an offering on July 18, 1992 that was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the over-subscription of the first offering in 1992, the Company commenced another offering of Common stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

In 2001, the Company sold 200,000 shares of Common Stock at a price of $1.59 per share with net proceeds to the Company of $316,000.

Cash and cash equivalents increased to $504,510 at December 31, 2001 from $252,876 at December 31, 2000.

Inventories increased 8% as of December 31, 2001, to $7,490.790 from the December 31, 2001 level of $6,921,024. As the Company ramps up to improve the quality of its wine, the Company has seen a significant increase in its higher cost wines as shown below:

In Cases units
Willamette Valley Vineyards          12/31/00       12/31/01
Vineyard Designate Pinot Noir          8,178         10,385
Griffin Creek Label
Cabernet Sauvignon                       207          1,509
Merlot                                 1,852          3,338

Total                                 10,237         15,232

Property, plant, and equipment, net, decreased 6% as of December 31, 2001, to $5,652,067 from $5,989,169 as of December 31, 2000.

Long-term debt decreased to $3,426,680 as of December 31, 2001, from $3,627,602 as of December 31, 2000.

The Company has a line of credit from Farm Credit Services with a limit of $1,500,000. As of December 31, 2001 the outstanding balance of the line was $1,352,500 as compared to $2,616,549 in 2000. On December 1, 2001 the Company obtained an extension of its line of credit from Farm Credit Services. This extended the maturity date of the line of credit from December 1, 2001 to March 1, 2002. It also reduced the limit from $2,750,000 to $1,500,000. As of this date, Farm Credit Services has extended the Company's line of credit until June 1, 2002. The Company was not in compliance with 1 of 5 debt covenants, but obtained a waiver letter from Farm Credit Services at December 31, 2001. The Company is currently negotiating an agreement with another financial institution and management expects a final agreement to be in place in the near future. Management expects the financing agreement to provide for maximum borrowings of $2,700,000 with an interest rate of the bank's prime plus .8 percent. Management expects the agreement to include, among other things, certain restrictive financial covenants with respect to total equity, debt-to-equity and debt coverage. If the Company is unable to refinance the debt with another institution, the Company may be unable to continue its normal operation, except to the extent permitted y Northwest Farm Credit Services.

FINANCIAL HIGHLIGHTS
(in thousands, except for per share amounts)

Year ended December 31,
          2001   2000   1999   1998   1997   1996   1995   1994   1993   1992
Revenue from winery operations
         $7,031 $6,717 $5,914 $6,132 $5,714 $4,235 $3,638 $2,869 $2,264 $1,818
Net Income (loss)
             59     15    (92)   (72)    68    170      6    170    116     19
Net Income(loss)per share
           0.01   0.00  (0.02) (0.02)  0.02   0.05   0.00   0.04   0.03   0.01
Weighted average number
 of common shares outstanding
          4,465  4,254  4,253  4,233  4,106  3,785  3,785  3,785  3,784  3,350

As of December 31,
          2001   2000   1999   1998   1997   1996   1995   1994   1993   1992
Selected balance sheet data:
Working capital
         $5,085 $3,159 $3,115 $2,515 $2,471 $2,696 $1,981 $1,661 $2,333 $2,472
Total assets
         16,673 15,798 15,026 14,391 13,946 10,264  8,340  6,881  6,677  6,076
Long-term debt
          3,184  3,628  3,797  4,293  4,044  3,170  2,008    889    910    440
Shareholders' equity
          7,379  6,995  6,978  7,035  7,105  5,628  5,458  5,451  5,278  5,180



                     Report of Independent Accountants

To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 13 to the financial statements, the Company has not renewed its operating line of credit with the bank, which expires June 1, 2002. Management's plans with respect to this matter are also described in Note 13. This matter raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Portland, Oregon
March 8, 2002 except for Notes 5, 6 and 13, as to
	Which the date is April 3, 2002






                                     F-1




Willamette Valley Vineyards, Inc.
Balance Sheets
December 31, 2001 and 2000


                                                  2001          2000

         ASSETS
Current assets:
  Cash and cash equivalents                  $    504,510  $    252,876
  Accounts receivable, net (Note 2)               746,678       564,020
  Inventories (Note 3)                          6,905,865     6,921,014
  Prepaid expenses and other current assets        87,512        45,954
  Deferred income taxes (Note 9)                  146,054       118,951
                                               -----------   -----------
    Total current assets                        8,390,619     7,902,815

Vineyard development costs, net (Note 1)        1,697,452     1,608,365
Inventory (Notes 3 and 12)                        584,925            -
Property and equipment, net (Notes 1 and 4)     5,652,067     5,989,169
Note receivable (Note 10)                          77,378        56,869
Debt issuance costs                                64,910        50,061
Other assets                                      205,884       190,593
                                               -----------   -----------
                                             $ 16,673,235  $ 15,797,872
                                               ___________   ___________

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 5)                    $  1,352,500  $  2,616,549
  Current portion of long-term debt and
    capital lease obligations (Note 6)            242,649       220,921
  Accounts payable                              1,002,501       847,883
  Accrued commissions and payroll costs           138,486       143,662
  Income taxes payable                             17,969            -
  Grape payables                                1,136,487       914,366
                                               -----------   -----------
    Total current liabilities                   3,890,592     4,743,381

Long-term debt and capital lease
  obligations (Note 6)                          3,184,031     3,406,681
Distributor obligation (Note 12)                1,500,000            -
Deferred rent liability                            60,392        31,634
Deferred gain (Note 11)                           449,711       474,695
Deferred income taxes (Note 9)                    209,968       146,819
                                               -----------   -----------
Total liabilities                               9,294,694     8,803,210
                                               -----------   -----------
Commitments and contingencies (Note 11)

Shareholders' equity (Notes 7 and 8):
  Common stock, no par value - 10,000,000
    shares authorized, 4,464,981 and
    4,254,481 shares issued and
    outstanding at December 31, 2001
    and 2000, respectively                      7,142,647     6,817,613
  Retained earnings                               235,894       177,049
                                               -----------   -----------
Total shareholders' equity                      7,378,541     6,994,662
                                               -----------   -----------
                                             $ 16,673,235  $ 15,797,872
                                               ___________   ___________


    The accompanying notes are an integral part of the financial statements.
                                     F-2



Willamette Valley Vineyards, Inc.
Statements of Operations
For the Years Ended December 31, 2001, 2000 and 1999


                                            2001         2000         1999

Net revenues                            $ 7,030,791  $ 6,716,857  $ 5,914,208
Cost of goods sold                        3,560,853    3,532,401    2,737,773
                                        ------------ ------------ ------------
    Gross margin                          3,469,938    3,184,456    3,176,435

Selling, general and
  administrative expenses                 2,978,799    2,775,782    2,901,594
                                        ------------ ------------ ------------
    Income from operations                  491,139      408,674      274,841
                                        ------------ ------------ ------------
Other income (expenses):
  Interest income                             4,811        3,894        7,807
  Interest expense                         (441,629)    (547,216)    (483,723)
  Other income                               58,539      169,305       85,963
                                        ------------ ------------ ------------
                                           (378,279)    (374,017)    (389,953)
                                        ------------ ------------ ------------

    Income (loss) before income taxes       112,860       34,657     (115,112)

Income tax (benefit) provision (Note 9)      54,015       19,595      (22,880)
                                        ------------ ------------ ------------

Net income (loss)                       $    58,845  $    15,062  $   (92,232)
                                        ____________ ____________ ____________

Basic net income (loss)
  per common share                      $       .01  $        -   $      (.02)
                                        ____________ ____________ ____________
Diluted net income (loss)
  per common share                      $       .01  $        -   $      (.02)
                                        ____________ ____________ ____________




    The accompanying notes are an integral part of the financial statements.
                                     F-3.






Willamette Valley Vineyards, Inc.
Statements of Shareholders' Equity
For the Years Ended December 31, 2001, 2000 and 1999

                              Common stock               Retained
                                 Shares       Dollars    earnings     Total
                              ----------- ------------ ---------- -----------
Balances at December 31, 1998  4,232,681  $ 6,781,256  $ 254,219  $ 7,035,475

Stock issuance for compensation   20,750       34,716         -        34,716

Net loss                              -            -      (92,232)    (92,232)
                              ----------- ------------ ---------- -----------

Balances at December 31, 1999  4,253,431    6,815,972    161,987    6,977,959

Stock issuance for compensation    1,050        1,641         -         1,641

Net income                            -            -      15,062       15,062
                              ----------- ------------ ---------- -----------

Balances at December 31, 2000  4,254,481    6,817,613    177,049    6,994,662

Stock issuance for compensation    2,500        3,985         -         3,985

Common stock issued and
  options exercised              208,000      321,049         -       321,049

Net income                            -            -      58,845       58,845
                              ----------- ------------ ---------- -----------

Balances at December 31, 2001  4,464,981  $ 7,142,647  $ 235,894  $ 7,378,541
                              ___________ ____________ __________ ___________



    The accompanying notes are an integral part of the financial statements.
                                     F-4




Willamette Valley Vineyards, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2001, 2000 and 1999


                                            2001         2000         1999

Cash flows from operating activities:
  Net income (loss)                      $ 58,845     $ 15,062    $ (92,232)
  Reconciliation of net income (loss)
    to net cash (used for) provided by
    operating activities:
      Depreciation and amortization       778,752      719,046      729,770
      Gain on disposal of fixed assets     (3,043)          -            -
      Deferred income taxes                36,046       27,868      (65,880)
      Bad debt expense                         -            -        27,730
      Stock issued for compensation            -            -        13,622
      Changes in assets and liabilities:
        Accounts receivable              (182,658)    (134,525)     (85,688)
        Inventories                      (565,791)    (776,676)  (1,519,795)
        Prepaid expenses and
          other current assets            (41,558)      33,148        7,884
        Note receivable                    (7,169)      (3,894)      (6,038)
        Other assets                      (15,291)     (43,964)          -
        Accounts payable                  154,618     (112,596)     645,294
        Accrued commissions and
          payroll costs                    (5,176)      17,287      (86,835)
        Income taxes receivable/payable    17,969      (42,429)      66,865
        Grape payables                    222,121       86,523      246,549
        Deferred rent liability            28,758       31,634           -
        Deferred gain                     (24,984)     (33,359)          -
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      operating activities                451,439     (216,875)    (118,754)
                                        ------------ ------------ ------------

Cash flows from investing activities:
  Additions to property and equipment    (379,953)    (214,855)    (484,249)
  Vineyard development expenditures      (153,930)    (267,233)    (283,483)
  Proceeds from sale of property
    and equipment                              -            -     1,490,706
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      investing activities               (533,883)    (482,088)     722,974
                                        ------------ ------------ ------------

Cash flows from financing activities:
  Debt issuance costs                     (22,000)          -       (71,058)
  Net increase in line of
    credit balance                     (1,264,049)     930,965       32,917
  Proceeds from distributor obligation  1,500,000           -            -
  Proceeds from common stock issued
    and stock options exercised           321,049           -            -
  Issuance of long-term debt               33,909        3,034      157,731
  Repayments of long-term debt           (234,831)    (201,201)    (654,170)
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      financing activities                334,078      732,798     (534,580)
                                        ------------ ------------ ------------

Net increase in cash and cash equivalents 251,634       33,835       69,640


Cash and cash equivalents:
  Beginning of year                       252,876      219,041      149,401
                                        ------------ ------------ ------------

  End of year                             504,510    $ 252,876    $ 219,041
                                        ____________ ____________ ____________

    The accompanying notes are an integral part of the financial statements.
                                     F-5




Willamette Valley Vineyards, Inc.
Notes to Financial Statements


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies


Organization and operations
Willamette Valley Vineyards, Inc. (the Company) owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily Pinot Noir, Chardonnay, and Riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. During fiscal years 2000 and 1999, revenues derived from one customer of $979,755 and $639,466, respectively, represented 15% and 11% of the Company's revenues.
In 2001, no one customer represented more than 10% of revenues. Out-of-state and foreign sales represented approximately 44%, 36%, and 37% of revenues for 2001, 2000 and 1999. The Company also sells its wine from the tasting room at its winery.


Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual results could differ from those estimates under different assumptions or conditions.


Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than 90 days.


Revenue recognition
The Company recognizes revenue when the product is shipped and title passes to the customer. Credit sales are recorded as trade accounts receivable and no collateral is required. Revenue from items sold through the Company's retail locations is recognized at the time of sale.


Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of first-in, first-out (FIFO) cost or market by variety. In accordance with general practices in the wine industry, wine inventories are generally included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year(see Note 3).



                                     F-6.



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)


Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $326,991 and $262,148 at December 31, 2001 and 2000, respectively.


Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:

     Land improvements 15 years
     Winery building 30 years
     Equipment 5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations. The Company reviews the carrying value of investments for impairment whenever events or changes in circumstances indicate the carrying amounts may not be recoverable.


Debt issuance costs
Debt issuance costs are amortized on the straight-line basis, which approximates the effective interest method, over the life of the debt.


Income taxes
The Company accounts for income taxes using the asset and liability approach whereby deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities.


Other income
Other income in the year ended December 31, 2000 includes approximately $65,000 related to the settlement of legal proceedings in favor of the Company.



                                     F-7




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)


Basic and diluted net income per share
Basic earnings per share are computed based on the weighted-average number of common shares outstanding each year. Diluted earnings per share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the year. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive.


Options to purchase 475,170 shares of common stock were outstanding at December 31, 2001 and diluted weighted-average shares outstanding at December 31, 2001 include the effect of 47,903 stock options. Options to purchase 510,670 shares of common stock were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares at December 31, 2000. Options to purchase 474,000 shares of common stock were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because the effect would have been antidilutive due to the Company's loss in that year. In addition, the warrant outstanding since 1992 (Note 8) was not included in the computation of diluted earnings per share in 2001, 2000 or 1999 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.


                      2001
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 58,845    4,345,941     .01
Options        -        47,903      -
Warrants       -            -       -
         ---------   ---------   ------
Diluted  $ 58,845    4,393,844   $ .01
         =========   =========   ======

                      2000
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 15,062    4,254,481      -
Options        -            -       -
Warrants       -            -       -
         --------    ---------   ------
Diluted  $ 15,062    4,254,481   $  -
         ========    =========   ======

                      1999
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $(92,232)   4,253,431    (.02)
Options        -            -       -
Warrants       -            -       -
         ---------   ---------   ------
Diluted  $(92,232)   4,253,431   $(.02)
         =========   =========   ======




                                     F-8




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


1. Summary of Operations, Basis of Presentation and Significant Accounting Policies (Continued)


Statement of cash flows
Supplemental disclosure of cash flow information:

                                            2001         2000         1999

Interest paid                           $ 442,000    $ 547,000    $ 492,000
Income tax refund received                     -         8,344           -
Supplemental schedule of noncash
  investing and financing activities:
    Capital leases                         16,740       29,260           -
    Issuance of common stock
      awards (Note 8)                       3,985        1,641       21,094
    Notes receivables issued in sale
      of fixed assets                      13,340           -            -


Fair market value of financial instruments
The fair market values of the Company's recorded financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.


Deferred rent liability
The Company leases land under a sale-leaseback agreement (Note 12). The long-term operating lease has minimum lease payments that escalate every year. For accounting purposes, rent expense is recognized on the straight-line basis by dividing the total minimum rents due during the lease by the number of months in the lease. In the early years of a lease with escalation clauses, this treatment results in rental expense recognition in excess of rents paid, and the creation of a long-term deferred rent liability. As the lease matures, the deferred rent liability will decrease and the rental expense recognized will be less than the rents actually paid. For the period ended December 31, 2001 and 2000, rent cost recognized in excess of amounts paid totaled $28,758 and $31,634, respectively, which has been capitalized into vineyard development costs and inventory.


Reclassifications
Certain reclassifications have been made to the prior year financial statements to conform to the current year financial statement presentation. These reclassifications have no effect on previously reported results of operations or shareholders' equity.


                                    F-9




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


2. Accounts Receivable
Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. At December 31, 2001 and 2000, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $41,885 and $41,660, respectively.


3. Inventories

Inventories consist of:
                                                  2001          2000

Winemaking and packaging materials            $   252,828   $   273,189
Work-in-process (costs relating to unprocessed
  and/or unbottled wine products)               2,941,755     2,415,006
Finished goods (bottled wine
  and related products)                         4,296,207     4,232,819
                                               -----------   -----------
                                              $ 7,490,790   $ 6,921,014

Less: amounts designated for
distributor (Note 12)                            (584,925)           -
                                               -----------   -----------
Current inventories                           $ 6,905,865   $ 6,921,014
                                               ___________   ___________





4. Property and Equipment
                                                  2001          2000

Land and improvements                         $   984,954   $   965,309
Winery building and hospitality center          4,561,118     4,549,081
Equipment                                       4,599,377     4,285,585
                                               -----------   -----------
                                               10,145,449     9,799,975

Less accumulated depreciation                  (4,493,382)   (3,810,806)
                                               -----------   -----------
                                              $ 5,652,067   $ 5,989,169
                                               ___________   ___________


                                     F-10


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


4. Property and Equipment (Continued)
The Company has capital lease arrangements for certain winery equipment and vehicles. Future minimum capital lease payments as of December 31, 2001 are:

  2002                                                $ 22,677
  2003                                                  16,557
  2004                                                  12,899
  2005                                                   5,499
                                                      ---------
      Total minimum lease payments                      57,632

  Less interest portion                                 (7,414)
                                                      ---------
      Capital lease obligation (Note 7)                 50,218

  Less portion due within one year (Note 7)            (18,319)
                                                      ---------
                                                      $ 31,899
                                                      _________

The cost of the Company's leased equipment and related accumulated depreciation aggregated $88,933 and $31,899, respectively, at December 31, 2001 and $88,933 and $19,320, respectively, at December 31, 2000.


5. Line of Credit Facility
The Company has a $1,500,000 credit facility with Northwest Farm Credit Services (Farm Credit). Borrowings under the facility bear interest at 6.5% and are collateralized by inventories and accounts receivable. At December 31, 2001 and 2000, $1,352,500 and $2,616,549 were outstanding, respectively. This line of credit facility expired on May 1, 2001 and has been renewed until June 2002, pending refinancing with another financial institution (see Note 13). The Company is currently negotiating an agreement with another financial institution and management expects a final agreement to be in place in the near future. Management expects the financing agreement to provide for maximum borrowings of $2,700,000 with an interest rate of the bank's prime plus .8 percent. Management also expects the agreement to include, among other things, certain restrictive financial covenants with respect to total equity, debt-to-equity and debt coverage.



                                     F-11




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


6. Long-Term Debt
Long-term debt consists of:
                                                  2001          2000

Northwest Farm Credit Services Loan           $ 3,212,489   $ 3,422,675
Real property loan, 8.5% interest,
  monthly payments of $1,055 through 2019         115,198       117,938
Capital lease obligations                          50,218        67,709
Vehicle financing                                  48,775        19,280
                                               -----------   -----------
                                                3,426,680     3,627,602

Less current portion                             (242,649)     (220,921)
                                               -----------   -----------
                                              $ 3,184,031   $ 3,406,681
                                               ___________   ___________

The Company has an agreement with Northwest Farm Credit Services containing two separate notes bearing interest at a rate of 7.85%, which are collateralized by real estate and equipment. These notes require monthly payments ranging from $7,687 to $30,102 until the notes are fully repaid in 2014. The loan agreement contains covenants, which require the Company to maintain certain financial ratios and balances. At December 31, 2001, the Company was not in compliance with one of these covenants but has obtained a waiver letter thereon (Note 13).


Future minimum principal payments of long-term debt mature as follows:

Year ending
December 31,
   2002                                             $   242,649
   2003                                                 244,662
   2004                                                 264,780
   2005                                                 273,979
   2006                                                 266,285
Thereafter                                            2,124,325
                                                     -----------
                                                    $ 3,426,680
                                                     ___________


7. Shareholders' Equity
The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.




                                     F-12



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


7. Shareholders' Equity(Continued)

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit services (Notes 6 and 7). The warrant is exercisable through June 1, 2012 at an exercise price of $3.42 per share. As of December 31, 2001 and 2000, no warrants had been exercised.

In each of the years ended December 31, 2001, 2000 and 1999, the Company granted 2,500, 1,050 and 12,500 shares of stock valued at $3,985, $1,641, and $21,094, respectively, as compensation to employees. The cost of these grants were capitalized as inventory. The effects of these non-cash transactions have been excluded from the cash flow statements in each period.


8. Stock Incentive Plan
In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees and directors of the Company under the plan. In 1996, 1998 and 2001, the Board of Directors reserved an additional 150,000, 275,000 and 300,000 shares, respectively. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors.

At December 31, 2001, 2000 and 1999, the following transactions related to stock options occurred:

                                2001              2000            1999
                           _______________ _________________  ________________
                                  Weighted          Weighted          Weighted
                                   average           average           average
                                  exercise          exercise          exercise
                           Shares   price    Shares   price    Shares   price

Outstanding at
    beginning of year     510,670  $ 1.72   474,000  $ 1.75   402,000  $ 1.73
  Granted                   5,500    1.65   135,900    1.62   120,500    1.83
  Exercised                (8,000)   1.56        -       -         -       -
  Forfeited               (33,000)   1.62   (99,230)   1.75   (48,500)   1.75
                          --------          --------          --------
Outstanding at
    end of year           475,170  $ 1.73   510,670  $ 1.72   474,000  $ 1.75
                          ________          ________          ________



                                     F-13


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


8. Stock Incentive Plan (Continued)
Weighted-average options outstanding and exercisable at December 31, 2001 are as follows:

                        Options outstanding             Options exercisable
                              Weighted
              Number          average       Weighted    Number        Weighted
            outstanding at   remaining      average   exercisable at  average
  Exercise   December 31,   contractual     exercise   December 31,   exercise
    price       2001           life           price       2001          price

  $ 1.50      115,710          6.04         $ 1.50      115,710       $ 1.50
    1.56       49,500          9.41           1.56       29,500         1.56
    1.60        3,000          9.29           1.60        1,000         1.60
    1.65       75,000          7.00           1.65       75,000         1.65
    1.69       41,000          9.50           1.69       11,000         1.69
    1.70        2,500          9.96           1.70          500         1.70
    1.75      105,500          8.25           1.75       84,400         1.75
    1.81       35,500          8.71           1.81       25,500         1.81
    1.88       25,000          8.71           1.88        5,000         1.88
    2.75        7,200          6.50           2.75        5,100         2.75
    3.00        9,260          6.08           3.00        7,868         3.00
    3.62        4,000          5.56           3.62        4,000         3.62
    4.50        2,000          4.08           4.50        2,000         4.50
   ------    ---------        ------         ------     --------       ------
$ 1.50-4.50   475,170          7.56         $ 1.73      366,578       $ 1.72

The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS
123) in 1996 and has elected to account for its stock-based compensation under Accounting Principles Board Opinion 25. As required by SFAS 123, the Company has computed for pro forma disclosure purposes the value of options granted during each of the three years ended December 31, 2001 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 2001, 2000 and 1999:

                                            2001         2000         1999
Risk-free interest rate                     5.38 %       6.12 %       5.56 %
Expected dividend yield                       -            -            -
Expected lives                             10 years      8 years      8 years
Expected volatility                           55 %         70 %         70 %

Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 2001, 2000 and 1999, the total value of the options granted was computed to be $6,445, $173,689 and $173,815, respectively, which would be amortized on the straight-line basis over the vesting period of the options.



                                     F-14





Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


8. Stock Incentive Plan (Continued)
For the years ended December 31, 2001, 2000 and 1999, the weighted average fair value of options granted was computed to be $1.17, $1.30 and $1.44, respectively.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows:
                                            2001         2000         1999

Net income (loss) - as reported            $ 58,845     $ 15,062    $ (92,232)
Per share:
  Basic                                         .01           -          (.02)
  Diluted                                       .01           -          (.02)

Net income (loss) - pro forma                (8,824)    (112,570)    (181,201)
Per share:
  Basic                                          -          (.03)        (.04)
  Diluted                                        -          (.03)        (.04)


9. Income Taxes
The provision (benefit) for income taxes consists of:
                                            2001         2000         1999

Current tax expense (benefit):
  Federal                                  $ 17,969     $ (8,273)    $ 43,000
                                        ------------ ------------ ------------
                                             17,969       (8,273)      43,000
                                        ------------ ------------ ------------
Deferred tax expense (benefit):
  Federal                                    31,949       34,628      (68,319)
  State                                       4,097        4,440       (8,761)
                                        ------------ ------------ ------------
                                             36,046       39,068      (77,080)
                                        ------------ ------------ ------------
(Decrease) increase in valuation allowance       -       (11,200)      11,200
                                        ------------ ------------ ------------
    Total                                  $ 54,015     $ 19,595    $ (22,880)
                                        ____________ ____________ ____________


                                      F-15




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


9. Income Taxes (Continued)
The effective income tax rate differs from the federal statutory rate as follows:
                                                Year ended December 31,
                                            2001         2000         1999

Federal statutory rate                      34.0 %       34.0 %      (34.0) %
State taxes, net of federal benefit          4.4          4.4         (4.4)
Permanent differences                        8.0         29.0         13.2
(Decrease) increase in valuation allowance     -        (32.3)         9.7
Other, primarily prior year taxes            1.5         21.3         (4.4)
                                        ------------ ------------ ------------
                                            47.9 %       56.4 %      (19.9) %
                                        ____________ ____________ ____________


Permanent differences consist primarily of nondeductible meals and entertainment and life insurance premiums.

Deferred tax assets and (liabilities) consist of:
                                                     December 31,
                                                  2001          2000

Accounts receivable                           $    16,067   $    15,981
Inventories                                        96,852        76,717
Other                                              33,135        26,253
                                               -----------   -----------
Net current deferred tax asset                    146,054       118,951
                                               -----------   -----------

Depreciation                                     (442,663)     (430,786)
Net operating loss carryforwards                    3,690        63,347
Deferred gain on sale-leaseback                   172,509       182,093
Alternative minimum tax credit carryforward        56,496        38,527
                                               -----------   -----------
Net noncurrent deferred tax liability            (209,968)     (146,819)
                                               -----------   -----------
Net deferred tax liability                    $   (63,914)  $   (27,868)
                                               ___________   ___________

The Company's net operating loss carryforwards, which are approximately $10,000, expire between 2015 and 2020.


                                     F-16




Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


10. Related Parties

During 2001, 2000 and 1999, the Company purchased grapes from certain shareholders for an aggregate price of $108,672, $74,585 and $62,068, respectively. At December 31, 2001 and 2000, grape payables included $54,336 and $37,293, respectively, owed to these shareholders.

The Company has a loan to its president with a balance of $61,048 at December 31, 2001. The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14, 1994, the loan was extended to March 14, 2009. The loan is collateralized by the common stock of the Company held by its president. This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.


11. Commitments and Contingencies

Litigation
From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect of the Company's financial position or results of operations, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

Operating leases
The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. In December 1999, under a sale-leaseback agreement, the Company sold a portion of the Tualatin Vineyards property with a net book value of approximately $1,000,000 for approximately $1,500,000 cash and entered into a 20-year operating lease agreement. The gain of approximately $500,000 is being amortized over the 20-year term of the lease.

As of December 31, 2001, future minimum lease payments are as follows:

    Year ending
    December 31,
       2002                                          $   201,625
       2003                                              204,199
       2004                                              210,089
       2005                                              213,257
       2006                                              216,503
    Thereafter                                         2,074,932
                                                      ===========
         Total                                       $ 3,120,605


                                     F-17



Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


11. Commitments and Contingencies (Continued)

Operating leases (continued)
The Company is also committed to lease payments for various office equipment. Total rental expense for all operating leases excluding the vineyards, amounted to $9,891, $14,364 and $27,372 in 2001, 2000, and 1999, respectively.
In addition, payments for the leased vineyards have been included in inventory and vineyard developments costs and aggregate approximately $187,769 and $196,308, respectively, for each of the years ended December 31, 2001 and 2000.

Susceptibility of vineyards to disease
The Tualatin Vineyard purchased during 1997 and the leased vineyards are known to be infested with phylloxera, an aphid-like insect, which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard are susceptible to phylloxera. The Company has not detected any phylloxera at its Turner Vineyard.


12. Distributor Obligation
During 2001, the Company entered into a distribution agreement with a national wine distributor group(the distributor), whereby the distributor paid the Company $1,500,000 for a base amount of bottled wine with an approximate cost of 585,000. The agreement calls for the Company to retain possession of this base amount of wine, with any draw-downs by the distributor to be simultaneously replenished by another purchase. The Company has recorded a Distributor Obligation liability to recognize the future obligation to deliver this amount of wine to the distributor. The agreement calls for the base amount of prepaid wine the Company holds for the distributor to remain at $1,500,000 until 2006, when the balance is depleted to the following levels in the following years:

           2006                                       $ 1,200,000
           2007                                           900,000
           2008                                           600,000
           2009                                           300,000
           2010                                                -

Also as part of that agreement, the Company has agreed to pay the distributor incentive compensation if certain sales goals are met over the next five years and if a certain transaction occurs. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributor meets certain sales goals, the distributor will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.



                                     F-18




13. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's $1.5 million credit facility with Farm Credit expired May 1, 2001 and has been renewed until June 1, 2002, pending refinancing with another financial institution. In addition, the Company was not in compliance with one of the Farm Credit financial covenants, but has received a waiver thereon. In light of the Company's current projected earnings and cash flow, cash generated from operations will not be sufficient to pay back the bank debt on a current basis. The Company is currently negotiating an agreement with another financial institution and management expects a final agreement to be in place in the near future. Management expects the financing agreement to provide for maximum borrowings of $2,700,000 with an interest rate of the bank's prime plus .8 percent. Management also expects the agreement to include, among other things, certain restrictive financial covenants with respect to total equity, debt-to-equity and debt coverage. If the Company is unable to refinance the debt with another institution, the Company may be unable to continue its normal operations, except to the extent permitted by Northwest Farm Credit Services.




                                     F-19